Exhibit 10.0.5

September 9, 2002

Mr. Larry B. Appel

[ADDRESS]

Dear Larry:

This letter will serve as the revised offer of Winn-Dixie Stores, Inc. to employ you as our Senior Vice President, General Counsel. We anticipate that your employment will commence on September 30, 2002. It will be recommended to the Board of Directors at its next meeting that you be elected an Officer of the Company as of the date you commence employment.

Base Salary, Annual and Long-Term Incentive

From the start of your employment through the fiscal year ending June 25, 2003, we will pay you a base salary of $320,000 per full year, payable monthly in arrears on the last banking day of the month. Based on the proposed start date above, you will also be granted a prorated annual Perquisite Benefit of approximately $18,350 for 2002. For the fiscal year ended June 25, 2003, you will be eligible to receive the prorated cash annual incentive bonus provided under the Company’s Officer Compensation Program, which shall be targeted at 60% of your base salary (which is partially uncapped). In addition, you will receive options to purchase approximately 19,200 shares of the Company’s common stock, at an exercise price per share equal to the New York Stock Exchange close on the date determined by the Program. You will also be granted at that time, approximately 5,200 shares of the Company’s restricted stock. (Note that the number of options and shares shown above are based on the market closing price of $15.80 on September 6, 2002 and a start date of September 30, 2002. Actual numbers granted will be based upon a closing stock price for a future date, and may therefore be different. In addition, if your starting date changes, the number of shares and/or options granted may also change.) You will also be granted a contingent cash payment (for purposes of partially offsetting the tax consequences of the restricted stock) equal to the value, when issued, of the aforementioned restricted stock. These options, restricted stock, and contingent cash payments will vest over a three-year period starting August 7, 2002, with the first one-third vesting on August 7, 2003. More detailed information regarding the terms of these stock options and restricted shares will be supplied to you in due course.

Page Two

September 6, 2002

Sign-On Equity Bonus

You will receive a Sign-on Equity Grant valued at approximately $479,000.

This Equity Grant will be composed of $321,000 in options (valued at $8.56/share, or a total of 37,500 stock options), and approximately $158,000 in common stock (based on 10,000 shares at closing price of $15.80 on September 6, 2002). These options are restricted shares and will vest over a five-year period.

Full Year Example:

The following chart illustrates the value of a full year’s compensation at “on target” performance:

Base salary	$320,000
Perquisite Benefit	$25,000
Annual Incentive	$192,000	(partially uncapped)
Long Term Incentive
• Stock Options	$224,000
• Restricted Stock	$112,000
• Contingent Cash	$112,000

Total	$985,000

You will have the various Company benefits, including four weeks of paid vacation, and be entitled to participate in the various plans generally available to Officers of the Company. The Company will also reimburse you for your COBRA expenses during the waiting period (first of the month following 90 days of service) for medical and dental benefits, less the employee contributions that would have been required had you been covered on the Winn-Dixie plans.

Severance and Change-in-Control

You will be covered by our Officer Severance Policy, which calls for severance of 18 months base salary, plus 1 year of target bonus, plus 18 months of benefit continuation for involuntary termination other than “for cause”. (All components are promoted during the first year of employment.)

In the event of a Change-in-Control as defined in the Officer Compensation Program, in conjunction with your involuntary termination other than “for cause” within one year of the Change-in-Control, or your resignation due to a material change in your work responsibilities, title, location, or reduction of compensation within one year of a Change-in-Control, severance will be payable.

Relocation

In connection with your relocation, we have agreed that the Company, upon receipt of appropriate documentation, will reimburse you for your reasonable expenses, as provided in our Relocation Policy number 7001 (sent previously). We have agreed to extend the temporary living reimbursement under this policy to cover a maximum of 10 months. Please read the document

Page Three

September 6, 2002

and sign the agreement inserted in the back of the policy, once you accept our offer of employment. Send the original back with the signed copy of your offer letter, but fax back this form as directed on the form, to start the relocation process in the meantime. Note that if you voluntarily leave the company one year or less after your start date, you will be required to repay back to Winn-Dixie one hundred percent of the relocation costs and associated expenses paid on your behalf. If you voluntarily leave the company between one and two years of your start date, you will be required to repay back to Winn-Dixie fifty percent of the relocation costs and associated expenses paid on your behalf.

Our offer of employment at Winn-Dixie Stores, Inc., is of course, contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States, along with successful completion of the Company’s drug test and background check.

The terms set forth in this letter shall be binding on Winn-Dixie and you through September 30, 2003, subject to your satisfactory performance of the duties of your position. After that date, your employment will be at the will and discretion of Winn-Dixie on the one hand, and you on the other hand, and either party may terminate such employment at any time with or without reason or cause.

If this letter correctly states your understanding of the offer which you have accepted, please so indicate by signing and returning the enclosed copy of this letter to August B. Toscano, Senior Vice, Human Resources, in an envelope marked Personal & Confidential, at your earliest convenience.

We look forward to having you with us.

Very truly yours,

/s/ Al Rowland

/s/ Larry Appel	September 11, 2002
Agreed To	Date

Encl.

cc:	A. Toscano

February 20, 2004

Mr. Larry Appel

[ADDRESS]

Dear Larry:

In recognition of your contribution to the Company and the value your efforts have on the organization, I am pleased to advise you that your base salary will be increased as of March 1, 2004, from $320,000 per year to $375,000 per year.

In addition, I am pleased to advise you that on March 1, 2004, you will be granted 100,000 non-qualified stock options with a strike price of the closing price on that day. Also, on that date, you will be granted 40,000 shares of restricted stock, and a contingent cash grant equal to the value of those shares based on the grant date’s closing price. The options, restricted stock, and contingent cash will vest 50% on March 1, 2006, and the remaining 50% on March 1, 2007, if you remain employed by the Company through those dates.

In addition, your protection under a Change In Control (as defined in the Restricted Stock Plan) has been increased to three times your then-current base salary, plus three times your target annual incentive. Also, severance for involuntary termination without cause* has been increased to two times your then-current base salary, plus two times your annual target incentive.

I want to personally thank you for your continued support.

Sincerely,

/s/ Frank Lazaran

Frank Lazaran

*	Cause is defined as gross misconduct in the performance of duties or conviction of any felony involving moral turpitude.